Exhibit 99.1

Solazyme Reports Third Quarter 2013 Results

US Manufacturing Facility (Clinton) Operating; Brazil Facility (Moema) Commissioning;

Commercial Product from Both Facilities Expected in 1Q14;

Initial Production of Food Ingredients at Peoria;

Announced Commercial Supply Agreements and Launched Second Skin-Care Brand

South San Francisco, CA – November 5, 2013 – Solazyme, Inc. (NASDAQ: SZYM), a renewable oil and bioproducts company, announced results today for the third quarter ended September 30, 2013.

“We continue to make significant progress toward commercializing our breakthrough technology platform with two commercial production facilities coming online in 1Q14,” said Jonathan Wolfson, CEO of Solazyme. “The facility in Iowa is already supplying market development samples to customers. Construction at the Brazil facility is in its final phases at over 90% complete and commissioning is underway. While our timeline for oil production at Moema has been moved into 1Q14, in part to accommodate additional enhancements we are making at the facility, we are excited to be nearing commercial production of our oils.

Our commercial progress has accelerated with the recent announcement of two supply agreements and the extension of Joint Development Agreements with key strategic partners. This underscores our ability to partner both for development and commercialization of our Solazyme Tailored™ oils. We also continue to advance the commercialization of our food ingredients, and we are already manufacturing and actively supplying samples of the ingredients to customers out of our Peoria facility. Finally, this week we launched a completely new skin-care brand and product line, EverDeep™, our second brand along with Algenist®. This launch significantly expands our Solazyme Health Sciences portfolio.”

Financial Results

Total revenue for the third quarter ended September 30, 2013 was $10.6 million compared with $8.6 million in the third quarter of 2012, an increase of 24%. Revenues in the third quarter of 2013 included $4.8 million of product sales compared to $3.8 million in the same period of 2012, an increase of 27%. In the third quarter of 2013, development revenues with commercial partners came in at $5.8 million versus $2.2 million, an increase of 160% over the same period in the prior year. The increases in product and development revenues with commercial partners were offset by much lower government funded revenues, in line with our expectations.

Third quarter GAAP net loss attributable to Solazyme, Inc. common stockholders was $30.7 million, which compares with net loss of $22.5 million in the prior year period. On a non-GAAP basis, the net loss was $22.3 million for the third quarter of 2013, compared with net loss of $19.4 million in the prior year quarter. A reconciliation of GAAP to non-GAAP results is included below.

“We continue to closely manage our expenses and are well-capitalized to broadly commercialize our technology in 2014,” said Tyler Painter, CFO of Solazyme.

Recent Business Highlights

•	Enters into Supply Agreement with Unilever: In September, Solazyme and Unilever finalized their first commercial supply agreement for a Solazyme TailoredTM algal oil which includes an initial supply of at least 10,000 MT. Supply is planned to begin in early 2014.

•	Enters into Supply Agreement with Goulston Technologies: In October, Solazyme announced its entry into the textile lubricants market through a commercial supply agreement with Goulston Technologies, Inc. This agreement enables Goulston to introduce Solazyme’s algal oils into the estimated $1B textile lubricants market and the companies plan to further broaden the portfolio of Solazyme TailoredTM algal oil offerings for this market.

•	Extension and Renewal of JDA agreements with Unilever and Bunge: Solazyme further deepened the relationship with the consumer packaged goods giant, Unilever, into 2014. Under the extended agreement, the companies plan to accelerate the commercialization of a second novel Tailored™ algal oil. In addition, Solazyme and Bunge extended and expanded their JDA to enable the Solazyme Bunge Renewable Oils JV to have access to a broader portfolio of oils.

•	Producing Whole Algal Food Ingredients at Peoria: Solazyme has begun production of Whole Algal food ingredients at Peoria and is actively delivering samples in response to over 160 requests from food ingredients companies and other potential customers.

•	Solazyme Health Sciences launches a new brand: This week, Solazyme Health Sciences launched EverDeep™, a new line of patented anti-aging skincare products that is distributed through direct response infomercials and the internet and which includes a new proprietary microalgae-based ingredient from Solazyme. This represents Solazyme’s second consumer-focused skin-care brand and a significant expansion of our Health Sciences business.

Conference Call

Solazyme will hold a conference call for investors on November 5, 2013 at 1:30 p.m. PT (4:30 p.m. EDT). Investors may access the call by dialing (877) 291-1287. A live webcast of the call will be available from the Investor Relations section of www.solazyme.com. A recording of the call will also be available by calling (404) 537-3406; access code 86890037 beginning approximately two hours after the call, and will be available for one week. A webcast replay of the call will also be available from the Investor Relations section of www.solazyme.com approximately two hours after the call and will be available for up to thirty days.

About Solazyme, Inc.

Solazyme, Inc. (SZYM) is a renewable oil and bioproducts company that transforms a range of low-cost plant-based sugars into high-value oils and food ingredients. Headquartered in South San Francisco, Solazyme’s renewable products can replace or enhance oils derived from the world’s three existing sources – petroleum, plants and animal fats. Initially, Solazyme is focused on commercializing its products into three target markets: (1) chemicals and fuels, (2) nutrition and (3) skin and personal care.

Solazyme®, the Solazyme logo and other trademarks or service names are trademarks of Solazyme, Inc.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a “non-GAAP financial measure” by the Securities and Exchange Commission: non-GAAP net loss. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see “Reconciliation of GAAP to Non-GAAP Basic Net Loss Per Share” included in the tables to this press release.

This non-GAAP measure is provided to enhance investors’ overall understanding of Solazyme’s current financial performance and Solazyme’s prospects for the future. Specifically, Solazyme believes the non-GAAP measure provides useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results and business outlook.

For its internal budgeting process, Solazyme’s management uses financial measures that do not include stock-based compensation expense or special expenses such as non-cash gains or losses due to warrant and/or derivative revaluations, amortization of debt discounts and issuance costs and dissolution of Joint Ventures. In addition to the corresponding GAAP measures, Solazyme’s management also uses the foregoing non-GAAP measure in reviewing the financial results of Solazyme. Solazyme excludes stock-based compensation expenses and special non-cash charges from its non-GAAP measures primarily because they are non-cash expenses that management does not believe are reflective of ongoing operating results.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Solazyme, including statements that involve risks and uncertainties concerning: its commercialization plans and commercialization timetable for products; market opportunities; application development; agreement on definitive supply terms for products, including selling prices for products; expansion into a broad collaboration and entry into definitive agreements; the attributes of the collaboration; the timetable for completion and capacity of facilities; the timetable for bringing facilities online and manufacturing products; the ability to bring manufacturing facilities online with partners; the ability to have access and/or continue to have access to manufacturing facilities constructed and/or owned by partners; development of additional products; meeting commercialization and technology targets and other objectives; its capital structure; and Solazyme’s ability to maintain its relationships with its partners and customers. When used in this press release, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Solazyme, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this press release due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: Solazyme’s limited operating history; its limited history in commercializing products; implementation risk in deploying new technologies; its limited experience in constructing and operating commercial manufacturing facilities; market acceptance of its products; its ability to sell its products at a profit; delays related to construction, start-up, ramp-up, or funding of production facilities; its access to adequate supply of feedstock on favorable terms; its ability to manage operational costs at production facilities; its ability to enter into and maintain strategic collaborations, including the funding thereof; its ability to obtain requisite regulatory approvals; and its access, on favorable terms, to any required financing. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Solazyme.

In addition, please refer to the documents that Solazyme, Inc. files with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, for a discussion of these and other risks. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Solazyme is not under any duty to update any of the information in this press release.

SOLAZYME, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Research and development programs	$5,824	$4,810	$14,764	$23,838
Product revenues	4,797	3,773	13,712	11,846

Total revenues	10,621	8,583	28,476	35,684
Costs and operating expenses (1)
Cost of product revenue	1,450	1,331	4,400	3,907
Research and development	17,556	16,534	46,191	50,276
Sales, general and administrative	15,708	13,849	46,010	41,628

Total costs and operating expenses	34,714	31,714	96,601	95,811

Loss from operations	(24,093)	(23,131)	(68,125)	(60,127)
Other income (expense) (2)
Interest and other income (expense), net	(1,614)	626	(4,576)	1,262
Loss from equity method investment	(2,360)	(683)	(5,541)	(1,193)
Gain (loss) from change in fair value of warrant liability	200	685	(425)	1,536
Loss from change in fair value of derivative liability	(2,836)	—	(4,386)	—

Total other income (expense)	(6,610)	628	(14,928)	1,605

Net loss	$(30,703)	$(22,503)	$(83,053)	$(58,522)

Net loss per share, basic and diluted	$(0.47)	$(0.37)	$(1.32)	$(0.97)

Weighted average number of common shares used in loss per share computation, basic and diluted	64,812	60,678	62,783	60,387

SOLAZYME, INC.

RECONCILIATION OF GAAP TO NON-GAAP BASIC NET LOSS PER SHARE

In thousands, except per share amounts

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net loss	$(30,703)	$(22,503)	$(83,053)	$(58,522)
(Gain) loss from change in fair value of warrant liability	(200)	(685)	425	(1,536)
Loss from change in fair value of derivative liability	2,836	—	4,386	—
(1) Operating expenses include stock-based compensation expense as follows:
Research and development	1,544	1,001	4,111	2,939
Sales, general and administrative	3,687	2,742	10,341	8,619

Total stock-based compensation expense	5,231	3,743	14,452	11,558
(2) Other income (expense) includes costs as follows:
Amortization of debt discount and issuance costs	503	—	1,248	—
Dissolution of the Solazyme Roquette JV	59	—	1,406	—

Net loss (non-GAAP)	$(22,274)	$(19,445)	$(61,136)	$(48,500)

Basic and diluted loss per share (GAAP)	$(0.47)	$(0.37)	$(1.32)	$(0.97)
(Gain) loss from change in fair value of warrant liability	—	(0.01)	0.01	(0.02)
Loss from change in fair value of derivative liability	0.04	—	0.07	—
Stock-based compensation expense	0.08	0.06	0.23	0.19
Amortization of debt discount and issuance costs	0.01	—	0.02	—
Dissolution of the Solazyme Roquette JV	—	—	0.02	—

Net loss per share (non-GAAP)	$(0.34)	$(0.32)	$(0.97)	$(0.80)

SOLAZYME, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(UNAUDITED)

	September 30,	December 31,
	2013	2012
Assets
Current assets
Cash, cash equivalents and marketable securities	$194,355	$149,005
Other current assets	25,554	16,274

Total current assets	219,909	165,279
Property, plant and equipment —net	35,682	32,225
Other assets	23,209	19,520

Total assets	$278,800	$217,024

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$63	$7,331
Other current liabilities	20,331	17,607

Total current liabilities	20,394	24,938
Other liabilities	1,899	1,138
Long-term debt	91,231	7,637

Total liabilities	113,524	33,713

Total stockholders’ equity	165,276	183,311

Total liabilities and stockholders’ equity	$278,800	$217,024

Contacts

Solazyme, Inc.

Corporate Communications:

Genet Garamendi

press@solazyme.com

Or

Jeff Majtyka

Brad Edwards

Brainerd Communicators, Inc.

212-986-6667

majtyka@braincomm.com

edwards@braincomm.com